Exhibit 10.2

Contract Termination Agreement

Party A (Yang Xiaodong and Li Pin) and Party B (Sichuan Senmiao Zecheng Business Consulting Co., Ltd., Legal Representative: Hu Xiang) entered into a lease on July 10, 2017. Due to change of office planning, upon negotiation and mutual consents of the parties, the lease is hereby terminated, effective March 31, 2018. The parties releases each other from any obligations arising out of the lease and any claims that one party might have against the other.

This agreement becomes effective after it is signed and/or affixed with respective company seals by both parties. This agreement is executed in two counterparts, one for each party hereto, and both counterparts shall have the same legal effect.

Party A (seal):	Party B (seal):

/s/ Yang Xiaodong	Sichuan Senmiao Zecheng Business Consulting Co., Ltd.
Yang Xiaodong	[Company Seal Affixed Here]

/s/ Li Pin
Li Pin

March 31, 2018	March 31, 2018